LIMELIGHT NETWORKS, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is made effective as of January 1, 2015 (the “Effective Date”), by and between Limelight Networks, Inc. (the “Company”) and Sajid Malhotra (the “Executive”).
RECITALS
A.The Company and Executive entered into that certain Employment Agreement dated as of March 24, 2014 (the “Agreement”); and
B.The Company and Executive desire to amend the Agreement to modify certain existing aspects of Executive’s employment with the Company. Defined terms used in this Amendment identified with an initial capital letter have the meaning given such terms in the Agreement.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT
1.Duties and Scope of Employment. As of the Effective Date, Executive’s Title will be Chief Strategy Officer with oversight over Procurement, Facilities and Investor Relations. Furthermore, the following sentences will be removed from Section 1(a) of the Agreement:

Executive will also be responsible for designing and implementing an enterprise wide procurement function. A significant component of Executive’s responsibility will be the execution and timely and successful completion of special projects assigned from time to time by the CFO or CEO (as reasonably assigned consistent with Executive’s position within the Company).

2.Duties and Scope of Employment. The following shall be added to Section 1(b) of the Agreement:
(b)    Subject to prior approval of the CEO and, in appropriate cases (as determined by the Company) the prior approval of the Audit Committee of the Board (which approval will not be unreasonably withheld), Executive may also serve on the board(s) of for-profit business associations provided such participation does not interfere with Executive’s performance of his obligations to the Company, are disclosed in writing to the Company, are consistent with the terms of Executive’s employment with the Company (including without limitation the restrictive covenants in the Confidential Information Agreement, as defined in Section 12 below) and are consistent with the Company’s policies (including without limitation the Company’s Code of Business Conduct).

3.Compensation. Section 3(a) and 3(b) of the Agreement is modified to read in its entirety as follows:
(a)Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $250,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.
(b)Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During calendar year 2015, Executive’s target annual incentive (“Target Annual Incentive”) will be $200,000. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved. Any annual cash incentives earned pursuant to this Section 3(b) will be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15th of the year following the year in which such annual cash incentives are earned. To be eligible to receive the earned annual cash incentive payment, Executive must be an employee of the Company on the actual bonus payment date, provided however Executive will remain eligible to receive his annual cash incentive amount if he is terminated by the Company without Cause or Executive resigns with Good Reason after December 31 of the year to which the annual cash incentive payment relates and before the actual bonus payment date. For clarity, Executive will not be eligible for an annual cash incentive payment if he voluntarily resigns without Good Reason or is terminated for Cause prior to the actual bonus payment date.

4.	Compensation. Section 3(c) of the Agreement is deleted in its entirety, except that “Target Annual Compensation” will now be defined as Target Annual Incentive and Base Salary.

5.	Compensation. The following will be added as new Section 3(d)(iv) of the Agreement:
(iv)    In the event that the Company consummates a Change of Control transaction (as defined below), 50% of Executive’s then outstanding unvested Equity Awards will vest immediately with such vesting being applied in reverse order such that the Equity Awards with the latest vesting date first become non-forfeitable under this provision provided that there remain at least six (6) months of vesting term remain after application of the reverse order vesting. In the event Executive’s employment is terminated in connection with a Change of Control, the balance of Executive’s then outstanding Equity Awards may vest as provided in Section 7(b) below.
1.    Employee Benefits. Sections 4(a) and 4(b) of the Agreement is modified to read in its entirety as follows:
(a)Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, arrangements and perquisites that are applicable to other senior officers of the Company.

(b)Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other vice president level officers as such policy exists from time to time, provided that, if the Company (or any successor in interest) adopts a paid vacation policy that accrues a specified amount of time for vice president level officers, then Executive will accrue no less than five (5) weeks annually.
2.    Termination of Employment. The second sentence of Section 6 will be modified as follows:
In the event Executive’s employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is one (1) year following the later of such termination of employment or the date upon which Executive ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant.
3.    Excise Tax. The following paragraph will be added to the end of Section 9:
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change of control resulting in the parachute payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive, provided that nothing in this paragraph shall prevent Executive from challenging any such “excess parachute payment” or excise tax determination directly with the Internal Revenue Service.

9.	Definitions. The definition in Section 10(d) for “In Connection with a Change of Control” is modified to read in its entirety as follows:
(d)    In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior to the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control.

10.	Definitions. The definition in Section 10(e)(iv) for “Good Reason” shall be replaced in its entirety as follows:

(iv)    A material change in the geographic location from which Executive must perform services (that is, a requirement that Executive re-locate his permanent residence from his then-current location or travel for business more than 10 calendar days each month), or

11.	Definitions. The last paragraph in the definition in Section 10(e) for “Good Reason” is modified to read in its entirety as follows:
Executive will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.
12.    Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

SAJID MALHOTRA	LIMELIGHT NETWORKS, INC.
/s/ Sajid Malhotra                     /s/ Robert A. Lento
Signature    Signature
Sajid Malhotra        Robert A. Lento
Executive    Chief Executive Officer

6/18/15                        6/18/15
Date                            Date

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